UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
November 19, 2008
ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-20852	16-1387013

(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York	14513

(Address of principal executive offices)	(Zip Code)
(315) 332-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 8.01 Other Events
SIGNATURE

Item 8.01 Other Events
On November 19, 2008, the Board of Directors (the “Board of Directors”) of Ultralife Corporation (the “Corporation”) approved modifications to the exercise features applicable to stock awards granted to non-employee directors and certain outstanding stock options granted under the Corporation’s Amended and Restated 2004 Long-Term Incentive Plan (the “Incentive Plan”).
Non-Employee Director Stock Awards
Non-employee directors receive a common stock award in four equal installments with the first installment having been granted on August 15, 2008, and the remaining installments to be granted on November 15, 2008, February 15, 2009, and May 15, 2009. The Board of Directors approved a modification to the stock awards (including the November 15, 2008 grant) to allow non-employee directors to elect to receive their quarterly grant in stock, cash, or in a combination thereof. The modification is applicable only during the period that the Corporation’s recently announced stock repurchase program is in effect.
Net Exercises of Outstanding Stock Options
While the Corporation’s recently announced stock repurchase program is in effect, a member of the Board of Directors or an officer of the Corporation involved in administering the program will be permitted to acquire shares of the Corporation’s common stock (“Common Stock”) upon the exercise of outstanding options without payment in cash pursuant to a net exercise of such outstanding options. Such net exercise shall be effectuated by the Corporation by delivering shares of Common Stock to the electing director or officer with a fair market value equal to (a) the fair market value of all shares issuable upon exercise of such outstanding option, minus (b) the aggregate exercise price of all shares issuable upon exercise of such outstanding option together with the amount of any withholding or other taxes arising in respect of such net exercise. The fair market value of the shares of Common Stock to be withheld and issued shall be determined as of the last trading day immediately preceding the date of exercise of the outstanding option.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION
Dated: November 19, 2008	By:	/s/ Peter F. Comerford
Vice President Administration & General Counsel